Exhibit 99.1

The Real Good Food Company Reports Fourth Quarter and Full Year 2021 Financial Results

Company Raises 2022 Outlook & Long-Term Targets

(CHERRY HILL, N.J., March 11, 2022) — The Real Good Food Company, Inc. (Nasdaq: RGF) (“Real Good Foods” or the “Company”), an innovative, high-growth, branded, health- and wellness-focused frozen food company, today reported financial results for its fourth quarter and full year ended December 31, 2021.

“We are pleased with our fourth quarter and full year results which demonstrate the strength of the Real Good Foods brand and the solid momentum we have entering 2022,” said Bryan Freeman, Executive Chairman. “Looking ahead, we remain focused on our mission to make craveable, nutritious comfort foods that are lower in carbohydrates, higher in protein, and made from gluten- and grain-free real ingredients more accessible to everyone and in doing so, help people pursue a healthier lifestyle.”

“We are raising our guidance both for the year and long-term to reflect strong demand for our products, which in part will be fulfilled by our Bolingbrook facility that commences production later this month. We expect this new facility will significantly increase our production capacity, enabling us to meet the rapidly growing demand for our products while meaningfully lowering our costs over time,” said Gerard Law, Chief Executive Officer.

Highlights

•	Net sales increased 129% in the fourth quarter to $25.6 million and increased 116% to $84.1 million for the full year

•	Household penetration increased to 7.4%, almost doubling from a year ago[1]

•	Bolingbrook facility expected to commence production in March 2022

(All comparisons above are to the fourth quarter and full year of 2020.)

Financial Results for the Quarter Ended December 31, 2021

Net sales increased 129% to $25.6 million compared to $11.2 million in the fourth quarter of 2020. The increase was primarily due to strong growth in sales volumes of the Company’s core products (Entrees and Breakfast), driven by expansion in the club channel, and greater demand from existing retail customers. The Company expects sales in its retail channel to continue to accelerate and be driven by new customer wins, expanded distribution with existing customers, continued strong velocity growth in core products and product innovation.

[1]	Numerator as of 3/9/22

Gross profit increased 3% to $1.3 million, and was 4.9% of net sales, for the fourth quarter of 2021, compared to gross profit of $1.2 million, or 11.0% of net sales, for the prior year period. The increase in gross profit was primarily due to higher sales volume, including the amount of self-manufactured products sold during the period, partially offset by significant increases in raw material, labor and plant overhead costs. The decrease in gross margin was primarily due to the aforementioned increases in raw material, labor and plant overhead costs.

Adjusted gross profit(2) increased $2.6 million to $4.4 million, reflecting adjusted gross margin of 17.4% of net sales, compared to $1.8 million, or 16.2% of net sales, in the fourth quarter of 2020. The increase in adjusted gross profit and adjusted gross margin was primarily due to the increase in net sales, including in the amount of products sold that were self-manufactured, partially offset by increases in labor and raw material costs.

Total operating expenses increased $39.2 million to $42.3 million, compared to $3.1 million, in the fourth quarter of 2020. Excluding expense related to equity compensation of $28.1 million, which was incurred in connection with our IPO, total operating expense increased approximately $11.0 million during the fourth quarter of 2021 as compared to the prior year period. The increase in operating expenses was primarily driven by public company readiness costs, selling and distribution expenses to support the growth of the business, and increased investments in marketing and research and development.

Adjusted EBITDA(2) was a loss of $3.9 million compared to a loss of $0.8 million in the fourth quarter of 2020. The increased adjusted EBITDA loss was primarily driven by higher operating expenses partially offset by higher net sales and gross profit. The higher operating expenses include increased personnel expenses related to the build out of the Company’s operations, finance and leadership teams, higher selling costs to support sales growth and increased investments in marketing to support brand growth.

Loss from operations increased by $39.1 million to $41.1 million compared to $1.9 million in the fourth quarter of 2020. Excluding the aforementioned expense related to equity compensation of $28.1 million, total loss from operations increased approximately $11.0 million during the fourth quarter of 2021 as compared to the prior year period. The increase in loss from operations was primarily due to higher raw material and labor costs as well as higher operating expenses.

Net loss increased by $41.1 million to $44.9 million compared to $3.9 million in the fourth quarter of 2020. Excluding expense related to equity compensation of $28.1 million and $2.8 million related to change in fair value of convertible debt, net loss increased approximately $10.1 million during the fourth quarter of 2021 as compared to the prior year period.

Balance Sheet Highlights

As of December 31, 2021, the Company had cash and cash equivalents of $29.7 million and total debt was $22.0 million 3. The Company’s cash balance of $29.7 million combined with its unused revolver capacity of $35.8 million, provides it with liquidity of $65.5 million, which we believe is sufficient to fund the Company’s business for the foreseeable future.

Outlook

For the first quarter ending March 31, 2022, the Company expects:

•	Net sales of approximately $33 million to $35 million, reflecting an increase of approximately 97% to 109% compared to the first quarter of 2021

•	Adjusted gross margin in-line with the fourth quarter of 2021

•	Adjusted EBITDA loss of approximately $2.5 million to $4.0 million

The Company is updating its guidance for the year ending December 31, 2022 and over the long-term primarily to reflect the anticipated impact of the opening of its Bolingbrook manufacturing facility. The Company now expects:

•	Net sales of approximately $140 million to $150 million, reflecting an increase of approximately 67% to 79% compared to 2021

•	Adjusted gross margin in the range of 17% to 23%

•	Adjusted EBITDA loss of approximately $4.0 million to $11.0 million

Long-term, the Company now expects:

•	Net sales of approximately $500 million

•	Adjusted gross margin of 35%

•	Adjusted EBITDA margin of 15%

The Company is not providing guidance for gross margin or net loss, the most directly comparable GAAP measures, and similarly cannot provide a reconciliation between its forecasted adjusted gross margin and GAAP gross margin and adjusted EBITDA and net loss without unreasonable effort due to the unavailability of reliable estimates for certain items. These items are not within the Company’s control and may vary greatly between periods and could significantly impact future financial results.

(2) Adjusted gross profit, adjusted gross margin, and adjusted EBITDA are non-GAAP financial measures. Adjusted gross profit means, for any reporting period, gross profit adjusted to exclude the impacts of costs and adjustments identified by management as affecting the comparability of the Company’s gross profit from period to period. Adjusted gross margin means adjusted gross profit as a percentage of net sales. Adjusted EBITDA means, for any reporting period, net income (loss) before depreciation and amortization, income taxes, and interest expense, adjusted to exclude the impact of transaction expenses, as well as other costs and adjustments identified by management as affecting the comparability of the Company’s operating results from period to period. See the information provided under the section entitled “Non-GAAP Financial Measures” within this release for a discussion of why we believe these measures are important, and the reconciliation table at the end of this release for a reconciliation thereof to the most directly comparable financial measures in accordance with GAAP.

[3]

Excludes a lease line of credit which represents a down payment on equipment related to the Company’s Bolingbrook facility, which converts to a finance lease payable beginning in the second quarter of 2022.

Conference Call and Webcast Details

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details today at 8:30 a.m. ET. The conference call webcast and supplemental presentation will be available on the “Investors” section of the Company’s website at www.realgoodfoods.com. To participate on the live call, listeners in the U.S. may dial (877) 451-6152 and international listeners may dial (201) 389-0879. A telephone replay will be available approximately two hours after the call concludes through March 25, 2022, and can be accessed by dialing (844) 512-2921 from the United States, or (412) 317-6671 internationally, and entering the passcode 13727505.

About The Real Good Food Company

Founded in 2016, Real Good Foods believes there is a better way to enjoy our favorite foods. Its brand commitment, “Real Food You Feel Good About Eating,” represents the Company’s strong belief that, by eating its food, consumers can enjoy more of their favorite foods and, by doing so, live better lives as part of a healthier lifestyle. Its mission is to make nutritious comfort foods that are low in carbohydrates, high in protein, and made from gluten and grain free real ingredients more accessible to everyone, improve human health, and, in turn, improve the lives of millions of people. Real Good Foods offers delicious options across breakfast, lunch, dinner, and snacking occasions available, in over 16,000 stores nationwide, including Walmart, Costco, Kroger, and Target, and directly from its website at www.realgoodfoods.com. Learn more about Real Good Foods by visiting its website or on Instagram at @realgoodfoods, where it has one of the largest social media followings of any brand within the frozen food industry today with nearly 420,000 followers.

Non-GAAP Financial Measures

In addition to the Company’s financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company believes that adjusted gross profit, adjusted gross margin, and adjusted EBITDA, each of which is a non-GAAP financial measure, are useful performance measures and metrics for investors to evaluate current trends in its operations and compare the ongoing financial and operating performance of our business from period to period. In addition, management uses these non-GAAP financial measures to assess our operating performance and for internal planning purposes. The Company also believes these measures are widely used by investors, securities analysts, and other parties in evaluating companies in our industry as measures of financial and operational performance. However, the non-GAAP financial measures included in this press release have limitations and should not be considered in isolation, as substitutes for, or as superior to, performance measures calculated in accordance with GAAP. Other companies may calculate these measures differently, or may not calculate them at all, which limits the usefulness of these measures as comparative measures. Because of these limitations, the Company considers, and you should consider, these non-GAAP financial measures with other operating and financial performance measures presented in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross profit, gross margin, adjusted gross profit, adjusted gross margin, and adjusted EBITDA, the demand for our products, and the impact of the new facility on our production. The Company has attempted to identify forward-looking statements by using words such as “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent management’s current expectations and predictions about trends affecting the Company’s business and industry and are based on information available as of the time such statements are made. Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, it cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause its actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in its Form S-1, as amended, filed in connection with the IPO.

In addition, readers are cautioned that we may make future changes to our business and operations in response to the challenges and impacts of the COVID-19 pandemic, or in response to other business developments, which changes may be inconsistent with the Company’s prior forward-looking statements, and which may not be disclosed in future public announcements.

Investor Contact

Chris Bevenour

ir@realgoodfoods.com

Media Contact

Nikole Johnston

realgoodfoods@powerdigital.com

Balance Sheet

(In thousands)

	AS OF DECEMBER 31,
	2021	2020
ASSETS
Current assets:
Cash	$27,435	$28
Accounts receivable, net	8,968	3,533
Inventories	16,622	8,374
Other current assets	9,927	37

Total current assets	62,952	11,972
Property and equipment, net	10,289	1,745
Operating lease right-of-use assets	12,127	100
Deferred loan cost	818	1,584
Goodwill	12,486	—
Restricted Cash	2,310	—
Other noncurrent assets	1,162	69

Total assets	$102,144	$15,470

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$15,205	$4,818
Operating lease liabilities	1,040	36
Finance lease liabilities	198	99
Business acquisition liabilities, current portion	8,111	—
Accrued and other current liabilities	6,763	667
Loan with PPZ, LLC, a related party	—	1,180
Current portion of long-term debt	328	1,763

Total current liabilities	31,645	8,563

Revolving line of credit/capex line	17,501	36,936
Lease line of credit	7,258	—
Long-term operating lease liabilities	11,249	66
Long-term finance lease liabilities	154	72
Long-term business acquisition liabilities	3,352	—

Total Liabilities	71,159	45,637
Commitments and contingencies (Note 12)
Stockholders’/Members’ deficit:
Members’ equity	—	9,065
Preferred stock, $0.0001 par value—10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2021	—	—
Class A common stock, $0.0001 par value—100,000,000 shares authorized; 6,169,885 shares issued and outstanding as of December 31, 2021	1	—
Class B common stock, $0.0001 par value—25,000,000 shares authorized; 19,577,681 shares issued and outstanding as of December 31, 2021	2	—
Additional paid-in capital	49,693
Accumulated deficit	(10,143)	(39,232)

Total stockholders’ deficit attributable to The Real Good Food Company, Inc./members’ deficit	39,553	(30,167)
Non-controlling interest	(8,568)	—

Total shareholders’/members’ deficit	30,985	(30,167)

Total liabilities and shareholders’/members’ deficit	$102,144	$15,470

Statements of Operations

(In thousands)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2021	2020	2021	2020
Net sales	$25,608	$11,185	$84,085	$38,984
Cost of sales	24,344	9,960	73,791	36,306

Gross profit	1,264	1,225	10,294	2,678

Operating expenses:
Selling and distribution	4,674	1,890	14,965	7,593
Marketing	17,530	415	20,649	2,351
Administrative	20,115	837	27,792	2,592

Total operating expenses	42,319	3,142	63,406	12,536

Loss from operations	(41,055)	(1,917)	(53,112)	(9,858)
Interest expense	1,043	1,938	5,365	5,682
Other income	—	—	(309)	—
Change in fair value of convertible debt	2,825	—	8,925	—

Loss before income taxes	(44,923)	(3,855)	(67,093)	(15,540)
Income tax expense	—	9	—	22

Net Loss	$(44,923)	$(3,864)	$(67,093)	$(15,562)
Less: net loss attributable to non-controlling interest	(10,104)	—	(32,117)	—
Less: net loss prior to the reorganization	(2,822)	—	(24,833)
Preferred return on Series A preferred units	—	137	—	546

Net loss attributable to The Real Good Food Company, Inc.	$(31,997)	$(4,001)	$(10,143)	$(16,108)

Non-GAAP Financial Measures—Reconciliation

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2021	2020	2021	2020
Gross Profit	$1,264	$1,225	$10,294	$2,678
Cost related to financial hardship of co-manufacturer (1)	—	—	—	967
Inventory write-downs (2)	—	255	—	720
Start-up and idle capacity costs (3)	2,043	327	4,441	327
Costs related to the COVID-19 pandemic (4)	1,140	—	2,315	308

Adjusted Gross Profit	$4,447	$1,807	$17,050	$5,000

Adjusted Gross Margin	17.4%	16.2%	20.3%	12.8%

(1)	Represents costs recognized as a result of a co-manufacturer’s financial hardship. These costs include the non-recurring write down of unrecoverable raw materials inventory.
(2)

Represents a non-recurring write-down of obsolete inventory related to a change in strategy for certain products and customers. The amount of the write-down reflects only that portion of obsolete inventory that management estimates to be above normalized levels.

(3)

Represents start-up costs associated with commencing operations at our City of Industry Facility and other costs associated with temporary manufacturing capacity at our City of Industry Facility, including indirect labor costs, utility costs, and rent.

(4)	Represents direct costs incurred in connection with the COVID-19 pandemic, including freight rush charges, labor costs, tolling upcharges, and storage.

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2021	2020	2021	2020
Net Loss	$(44,923)	$(3,864)	$(67,093)	$(15,562)
Depreciation and amortization	349	141	1,140	590
Provision for income tax	—	9	—	22
Interest expense	1,043	1,938	5,365	5,682
Other Income	—	—	(309)	—
Change in fair value of convertible debt	2,825	—	8,925	—
Cost related to financial hardship of co-manufacturer (1)	—	—	—	967
Inventory write-down (2)	—	255	—	720
Start-up and idle capacity costs (3)	2,043	327	4,441	327
Costs related to the COVID-19 pandemic (4)	1,140	—	2,315	308
Share-based compensation (5)	28,725	82	28,725	82
Transaction expenses (6)	4,617	320	7,971	598
Bolingbrook start-up administrative costs (7)	313	—	313	—

Adjusted EBITDA	$(3,868)	$(792)	$(8,207)	$(6,266)

Adjusted EBITDA Margin	(15.1)%	(7.1)%	(9.8)%	(16.1)%

(1)	Represents costs recognized as a result of a co-manufacturer’s financial hardship. These costs include the non-recurring write down of unrecoverable raw materials inventory.
(2)

Represents a non-recurring write-down of obsolete inventory related to a change in strategy for certain products and customers. The amount of the write-down reflects only that portion of obsolete inventory that management estimates to be above normalized levels.

(3)

Represents start-up costs associated with commencing operations at our City of Industry Facility and other costs associated with temporary manufacturing capacity at our City of Industry Facility, including indirect labor costs, utility costs, and rent.

(4)	Represents direct costs incurred in connection with the COVID-19 pandemic, including freight rush charges, labor costs, tolling upcharges, and storage.
(5)	Represents equity-based compensation expense.
(6)	Represents costs incurred in connection with pursuing certain strategic and financing transactions, including legal, consulting, and accounting costs.
(7)	Represents administrative costs incurred in connection with start-up of the new Bolingbrook Facility.

RECONCILIATION OF CERTAIN REPORTED ITEMS TO CERTAIN NON-GAAP ADJUSTED ITEMS

YEAR ENDED

DECEMBER 31, 2021

	Net Sales	Gross Profit	Gross Margin	Marketing Expenses	Administrative Expenses	Income from Operations	Operating Margin
Reported	$84,085	$10,294	12.2%	$20,649	$27,792	$(53,112)	(63.2)%
Items Affecting Comparability:
Cost related to financial hardship of co-manufacturer (1)	—	—		—	—	—
Inventory write-downs (2)	—	—		—	—	—
Start-up and idle capacity costs (3)	—	4,441		—	—	4,441
Costs related to the COVID-19 pandemic (4)	—	2,315		—	—	2,315
Share-based compensation (5)	—	—		(15,824)	(12,901)	28,725
Transaction expenses (6)	—	—		—	(7,971)	7,971
Bolingbrook start-up administrative costs (7)	—	—		—	(313)	313

Adjusted	$84,085	$17,050	20.3%	$4,825	$6,607	$(9,347)	(11.1)%

YEAR ENDED

DECEMBER 31, 2020

	Net Sales	Gross Profit	Gross Margin	Marketing Expenses	Administrative Expenses	Income from Operations	Operating Margin
Reported	$38,984	$2,678	6.9%	$2,351	$2,592	$(9,858)	(25.3)%
Items Affecting Comparability:
Cost related to financial hardship of co-manufacturer (1)	—	967		—	—	967
Inventory write-downs (2)	—	720		—	—	720
Start-up and idle capacity costs (3)	—	327		—	—	327
Costs related to the COVID-19 pandemic (4)	—	308		—	—	308
Share-based compensation (5)	—	—		—	(82)	82
Transaction expenses (6)	—	—		—	(598)	598

Adjusted	$38,984	$5,000	12.8%	$2,351	$1,912	$(6,856)	(17.6)%

THREE MONTHS ENDED

DECEMBER 31, 2021

	Net Sales	Gross Profit	Gross Margin	Marketing Expenses	Administrative Expenses	Income from Operations	Operating Margin
Reported	$25,608	$1,264	4.9%	$17,530	$20,115	$(41,055)	(160.3)%
Items Affecting Comparability:
Cost related to financial hardship of co-manufacturer (1)	—	—		—	—	—
Inventory write-downs (2)	—	—		—	—	—
Start-up and idle capacity costs (3)	—	2,043		—	—	2,043
Costs related to the COVID-19 pandemic (4)	—	1,140		—	—	1,140
Share-based compensation (5)	—	—		(15,824)	(12,901)	28,725
Transaction expenses (6)	—	—		—	(4,617)	4,617
Bolingbrook start-up administrative costs (7)	—	—		—	(313)	313

Adjusted	$25,608	$4,447	17.4%	$1,706	$2,284	$(4,217)	(16.5)%

THREE MONTHS ENDED

DECEMBER 31, 2020

	Net Sales	Gross Profit	Gross Margin	Marketing Expenses	Administrative Expenses	Income from Operations	Operating Margin
Reported	$11,185	$1,225	11.0%	$415	$837	$(1,917)	(17.1)%
Items Affecting Comparability:
Cost related to financial hardship of co-manufacturer (1)	—	—		—	—	—
Inventory write-downs (2)	—	255		—	—	255
Start-up and idle capacity costs (3)	—	327		—	—	327
Costs related to the COVID-19 pandemic (4)	—	—		—	—	—
Share-based compensation (5)	—	—		—	(82)	82
Transaction expenses (6)	—	—		—	(320)	320

Adjusted	$11,185	$1,807	16.2%	$415	$435	$(933)	(8.3)%

(1)	Represents costs recognized as a result of a co-manufacturer’s financial hardship. These costs include the non-recurring write down of unrecoverable raw materials inventory.
(2)

Represents a non-recurring write-down of obsolete inventory related to a change in strategy for certain products and customers. The amount of the write-down reflects only that portion of obsolete inventory that management estimates to be above normalized levels.

(3)

Represents start-up costs associated with commencing operations at our City of Industry Facility and other costs associated with temporary manufacturing capacity at our City of Industry Facility, including indirect labor costs, utility costs, and rent.

(4)	Represents direct costs incurred in connection with the COVID-19 pandemic, including freight rush charges, labor costs, tolling upcharges, and storage.
(5)	Represents equity-based compensation expense.
(6)	Represents costs incurred in connection with pursuing certain strategic and financing transactions, including legal, consulting, and accounting costs.
(7)	Represents administrative costs incurred in connection with start-up of the new Bolingbrook Facility.